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                                                                     Exhibit 5.1


                                November 5, 2002

USA  Technologies,  Inc.
200  Plant  Avenue
Wayne,  PA  19087
Attn:  Mr.  George  R.  Jensen,  Jr.,  Chief  Executive  Officer

      Re:     USA  Technologies,  Inc.  -
              Registration  Statement  on  Form  SB-2
              -----------------------------------

Dear  Mr.  Jensen:

     We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). The Registration Statement covers 173,326,415 shares of Common Stock ("Common Stock") which are either currently outstanding, issuable in the future, issuable upon exercise of warrants, issuable upon exercise of options, or issuable upon conversion of outstanding senior notes or convertible debentures or in lieu of cash interest payments on the senior notes.

     In rendering this opinion, we have examined (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) the resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock pursuant to the Registration Statement; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

     In rendering the opinion expressed below, we assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed that at all relevant times, the Company shall have a sufficient number of authorized shares of Common Stock to cover the issuance by the Company of all shares underlying warrants, senior notes, options, convertible debentures, or cash interest payments on the senior notes, and all shares agreed to be issued in the future.



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     Based  upon  and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that when resold as contemplated by the Registration Statement, and subject to effectiveness of the Registration Statement and compliance with applicable state securities laws, the Common Stock when issued will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and all amendments thereto.


Sincerely,


/s/  LURIO  &  ASSOCIATES,  P.C.
---------------------------------
LURIO  &  ASSOCIATES,  P.C.




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